                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE
================================================================================

HANOVER COMPRESSOR COMPANY                               [HANOVER LOGO]
12001 N. Houston Rosslyn
Houston, TX 77086
(281) 447-8787
Contact: Lee Beckelman, Investor Relations

         HANOVER COMPRESSOR REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

HOUSTON, April 29, 2004 - Hanover Compressor Company (NYSE:HC), a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas processing and transportation applications, today reported financial results for the quarter ended March 31, 2004.

SUMMARY
First quarter 2004 revenue was $274.3 million compared to first quarter 2003 revenue of $273.7 million.

EBITDA from continuing operations (consolidated income (loss) from continuing operations before interest expense, leasing expense, provision for (benefit from) income taxes, depreciation and amortization, and goodwill impairment) for the first quarter 2004 was $76.5 million, compared to $31.7 million for the same period a year earlier. Included in first quarter 2003 EBITDA was a $42.1 million charge to provide for the cost of the securities-related litigation settlement that became final in March 2004.

Net loss for the first quarter 2004 was $9.5 million, or $0.11 per share compared with a net loss of $26.6 million, or $0.33 per share in the first quarter 2003. The company's provision for income taxes for the first quarter 2004 did not include a tax benefit for the company's estimate of anticipated U.S. losses because the benefit is not anticipated to be realized during the year. Based on a statutory rate, the company estimates that its tax expense was approximately $9.4 million higher because of its current tax position in the U.S. This expense is discussed in detail below.

"In the first quarter we realized continued improvement in our domestic rental fleet utilization as it improved from 76% at year end 2003 to 78% at the end of March" said Chad Deaton, President and Chief Executive Officer of Hanover. "During the quarter, we also achieved an improvement in EBITDA, in comparison to last quarter and the same period a year earlier, and an improvement in backlog in both the compression and production and processing fabrication lines of business. We believe this increased backlog should lead to improved margins for both fabrication business segments. Our parts and service business segment in the quarter was bolstered by strong installation revenue and gross profit, but the base parts and service revenue was lower than anticipated due to continued delays in maintenance by our customers because of the current strong gas price environment, particularly in North America. Going into the second


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quarter, we intend to increase our focus on our parts and service business and to continue to work to enhance our margins in all of our lines of business."

SUMMARY OF BUSINESS SEGMENT RESULTS

                                DOMESTIC RENTALS
                                 (in thousands)

                          Three months ended
                               March 31,
                      --------------------------       Increase
                         2004            2003         (Decrease)
                      ----------      ----------      ----------
Revenue               $   86,592      $   78,649              10%
Operating expense         35,539          31,204              14%
                      ----------      ----------
Gross profit          $   51,053      $   47,445               8%
Gross margin                  59%             60%             (1)%

Domestic rental revenue and gross profit increased in the first quarter 2004, compared to the same period a year earlier, due primarily to improved utilization in the company's compression rental fleet. Utilization of Hanover's domestic compression rental fleet increased to 78% at March 31, 2004 from 73% at March 31, 2003. Gross margin for the quarter decreased slightly, compared to the previous year's results, due to increased maintenance and repair expense and increased start up costs associated with bringing idle compression units online.

                              INTERNATIONAL RENTALS
                                 (in thousands)

                         Three months ended
                              March 31,
                      --------------------------       Increase
                         2004            2003         (Decrease)
                      ----------      ----------      ----------
Revenue               $   55,569      $   51,440               8%
Operating expense         17,126          15,020              14%
                      ----------      ----------
Gross profit          $   38,443      $   36,420               6%
Gross margin                  69%             71%             (2)%

First quarter 2004 international rental revenue and gross profit increased, compared to the first quarter 2003, due to increased compression rental activity, primarily in Argentina and Mexico, and the addition in the second half of 2003 of two gas processing plants in Mexico and Brazil. Gross margin for the first quarter 2004 decreased when compared to the same period in 2003, due primarily to the inclusion of approximately $1.7 million of 2002 revenue that was recognized in the first quarter 2003 because of concerns about the ultimate receipt of this revenue due to the unofficial national strike in Venezuela.

                        PARTS, SERVICE AND USED EQUIPMENT
                                 (in thousands)

                          Three months ended
                               March 31,
                      --------------------------       Increase
                         2004            2003         (Decrease)
                      ----------      ----------      ----------
Revenue               $   44,607      $   37,770              18%
Operating expense         33,230          24,463              36%
                      ----------      ----------
Gross profit          $   11,377      $   13,307             (15)%
Gross margin                  26%             35%             (9)%

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Parts, service and used equipment revenue for the first quarter 2004 was higher than the same period a year earlier due primarily to increased installation sales. Gross profit and gross margin for the quarter were lower than the previous year's results primarily due to slower activity in parts and service in North America and a high margin on a used equipment sale in the first quarter 2003. For the first quarter 2004, parts and service revenue was $25.2 million with a gross margin of 25%, compared to $29.8 million and 32%, respectively, for the first quarter 2003. Used rental equipment and installation sales revenue in the first quarter 2004 was $19.4 million with a gross margin of 27%, compared to $8.0 million at a 48% gross margin for the same period a year earlier.

                      COMPRESSION AND ACCESSORY FABRICATION
                                 (in thousands)

                         Three months ended
                              March 31,
                      --------------------------       Increase
                         2004            2003         (Decrease)
                      ----------      ----------      ----------
Revenue               $   28,150      $   21,380              32%
Operating expense         25,916          18,638              39%
                      ----------      ----------
Gross profit          $    2,234      $    2,742             (19)%
Gross margin                   8%             13%             (5)%

For the first quarter 2004, compression fabrication revenue increased primarily due to the company's increased focus on fabrication that led to increased sales. Gross profit and gross margin declined, compared to first quarter 2003, due primarily to continued strong competition for new orders, which negatively impacted sales prices and the resulting gross margin.

                 PRODUCTION AND PROCESSING EQUIPMENT FABRICATION
                                 (in thousands)

                         Three months ended
                              March 31,
                      --------------------------       Increase
                         2004            2003         (Decrease)
                      ----------      ----------      ----------
Revenue               $   53,429      $   80,140             (33)%
Operating expense         47,696          69,562             (31)%
                      ----------      ----------
Gross profit          $    5,733      $   10,578             (46)%
Gross margin                  11%             13%             (2)%

Production and processing equipment fabrication revenue for the first quarter 2004 was lower than the same period in 2003. Included in production and processing equipment fabrication revenue and expense for the first quarter 2004 was $30.3 million in revenue and $26.9 million in expense for Belleli, compared to $35.4 million in revenue and $31.7 million in expense in the first quarter 2003. Belleli revenue was down, compared to the same period a year earlier, due to reduced activity in the Middle East. Gross profit and gross margin for production and processing equipment fabrication for the first quarter of 2004 declined, compared to the first quarter 2003, due primarily to less activity which led to lower utilization of the company's fabrication facilities resulting in less absorption of fixed overhead that negatively impacts gross margins.

Selling, general, and administrative expense ("SG&A") for the first quarter 2004 was $39.9 million, compared to $39.3 million in the first quarter 2003. For the first quarter 2004, Belleli SG&A expense was $3.6 million, compared to $2.5 million in the first quarter 2003. The


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increase in SG&A expense at Belleli was primarily due to the appreciation of the
Euro relative to the U.S. Dollar.

Depreciation and amortization expense for the first quarter 2004 increased to $43.0 million, compared to $34.6 million for the same period a year ago. First quarter 2004 depreciation and amortization increased primarily due to approximately $4.2 million in additional depreciation expense associated with the compression equipment operating leases that were consolidated into Hanover's financial statements in the third quarter of 2003 and increased depreciation expense due to additions to the rental fleet, including maintenance capital, placed in service during the first quarter 2004 and during 2003.

The company's effective tax rate for the first quarter 2004 was (444)%, compared to 31% for the same period a year earlier. Due to Hanover's recent domestic tax losses, the company cannot reach the conclusion that it is "more likely than not" that certain of its U.S. deferred tax assets will be realized in the near future. Accordingly, the company's provision for income taxes for the first quarter 2004 did not include a tax benefit for the company's estimate of anticipated U.S. losses because the benefit is not anticipated to be realized during the year. Based on a statutory rate, the company estimates that its tax expense for the first quarter of 2004 was approximately $9.4 million higher because of its current tax position in the U.S.

LIQUIDITY AND OTHER
Hanover had capital expenditures of approximately $17 million in the first quarter 2004, compared to approximately $36 million for the same period last year. At March 31, 2004, the company had approximately $6 million outstanding under its $350 million bank credit facility and approximately $30 million in cash on its balance sheet.

"We continue to focus on capital discipline and debt reduction and are on target to meet our 2004 goal of at least $60 million in debt repayment through cash flow" said John Jackson, Senior Vice President and Chief Financial Officer of Hanover.

Total compression horsepower at March 31, 2004 was approximately 3,478,000, including approximately 2,564,000 horsepower in the United States and approximately 914,000 horsepower internationally. Hanover's total compression horsepower utilization rate as of March 31, 2004 was approximately 82%, an increase over utilization of approximately 81% at December 31, 2003 and 79% at March 31, 2003. Domestic and international utilization at March 31, 2004 was approximately 78% and 94%, respectively, compared to approximately 76% and 94%, respectively, at December 31, 2003, and approximately 73% and 94%, respectively, at March 31, 2003.

At March 31, 2004, Hanover's third-party fabrication backlog, excluding Belleli, was approximately $97 million compared to approximately $46 million at December 31, 2003 and $94 million at March 31, 2003. Backlog for Belleli at March 31, 2004 was approximately $124 million, compared to approximately $107 million at December 31, 2003 and $64 million at March 31, 2003.

CONFERENCE CALL DETAILS
Hanover will host a conference call at 11:00 a.m. Eastern Time, on Thursday, April 29, 2004 to discuss financial results for the first quarter 2004, and other matters. To access the call, US and Canadian participants should dial
(800) 601-8584, international participants should dial (706) 643-1959 at least ten minutes before the scheduled start time. Please reference Hanover


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conference call number 6684014. For those unable to participate, a replay will be available from 2:00 p.m. Eastern Time on Thursday, April 29th until midnight on Thursday, May 6th . To listen to the replay, please dial (800) 642-1687 in the United States and Canada, or (706) 645-9291 internationally, access code 6684014. The company's conference call will also be broadcast live over the Internet. To access the webcast, log onto the company's web site (www.hanover-co.com), and click on the webcast link located on the company's home page.

ABOUT HANOVER COMPRESSOR
Hanover Compressor Company (www.hanover-co.com) is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas processing and transportation applications. Hanover sells and rents this equipment and provides complete operation and maintenance services, including run-time guarantees for both customer-owned equipment and its fleet of rental equipment. Founded in 1990 and a public company since 1997, Hanover's customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies.


Certain matters discussed in this document are "forward-looking statements" intended to qualify for the safe harbors established by the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement includes words such as "believes," "anticipates," "expects," "estimates," or words of similar import. Similarly, statements that describe Hanover's future plans, objectives or goals or future revenues or other financial measures are also forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date the statements were made. These risks and uncertainties include, but are not limited to: our inability to renew our short-term leases of equipment with our customers so as to fully recoup our cost of the equipment; reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies; legislative changes or changes in economic or political conditions in the countries in which we do business; the inherent risks associated with our operations, such a equipment defects, malfunctions and failures and natural disasters; governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; our inability to implement certain business objectives such as integrating acquired businesses, implementing our new enterprise resource planning systems, generating sufficient cash, accessing capital markets, refinancing existing or incurring additional indebtedness to fund our business, and executing our exit and sale strategy with respect to assets classified on our balance sheet as discontinued operations and held for sale; our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our substantial debt. A discussion of these and other factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.

                                 (TABLES FOLLOW)


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                           HANOVER COMPRESSOR COMPANY
                           CONSOLIDATED FINANCIAL DATA
                            AND EBITDA RECONCILIATION
               (in thousands of dollars, except per share amounts)
                                   (unaudited)

                                                                      THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                -------------------------------
                                                                    2004               2003
                                                                ------------       ------------
Revenues and other income:
      Domestic rentals ....................................     $     86,592       $     78,649
      International rentals ...............................           55,569             51,440
      Parts, service and used equipment ...................           44,607             37,770
      Compressor and accessory fabrication ................           28,150             21,380
      Production and processing equipment fabrication .....           53,429             80,140
      Equity in income of non-consolidated affiliates .....            4,852              2,880
      Other ...............................................            1,092              1,428
                                                                ------------       ------------
                                                                     274,291            273,687
Expenses:
      Domestic rentals ....................................           35,539             31,204
      International rentals ...............................           17,126             15,020
      Parts, service and used equipment ...................           33,230             24,463
      Compressor and accessory fabrication ................           25,916             18,638
      Production and processing equipment fabrication .....           47,696             69,562
      Selling, general and administrative .................           39,873             39,272
      Foreign currency translation ........................           (1,502)               373
      Cost of securities litigation settlement ............              (60)            42,103
      Other ...............................................              (40)             1,367
                                                                ------------       ------------
                                                                     197,778            242,002
                                                                ------------       ------------
             EBITDA from continuing operations (1), (2)....           76,513             31,685

      Depreciation and amortization .......................           42,984             34,578
      Leasing expense .....................................               --             22,335
      Interest expense ....................................           35,250             12,147
                                                                ------------       ------------
                                                                      78,234             69,060
                                                                ------------       ------------
Loss from continuing operations before income taxes .......           (1,721)           (37,375)
Provision for (benefit from) income taxes .................            7,647            (11,745)
                                                                ------------       ------------
Loss from continuing operations ...........................           (9,368)           (25,630)
Discontinued operations, net of tax .......................              (86)              (969)
                                                                ------------       ------------
Net loss ..................................................     $     (9,454)      $    (26,599)
                                                                ============       ============

Basic loss per common share:
      Loss from continuing operations .....................     $      (0.11)      $      (0.32)
      Loss from discontinued operations, net of tax .......               --              (0.01)
                                                                ------------       ------------
Net loss ..................................................     $      (0.11)      $      (0.33)
                                                                ============       ============

Diluted loss per common share:
      Loss from continuing operations .....................     $      (0.11)      $      (0.32)
      Loss from discontinued operations, net of tax .......               --              (0.01)
                                                                ------------       ------------
Net loss ..................................................     $      (0.11)      $      (0.33)
                                                                ============       ============

Weighted average common and equivalent shares outstanding:

      Basic ...............................................           83,035             80,435
                                                                ============       ============
      Diluted .............................................           83,035             80,435
                                                                ============       ============

Gross profit percentage:
       Domestic rentals ...................................               59%                60%
       International rentals ..............................               69%                71%
       Parts, service and used equipment ..................               26%                35%
       Compressor and accessory fabrication ...............                8%                13%
       Production and processing equipment fabrication ....               11%                13%

(1) EBITDA from continuing operations consists of consolidated income (loss) from continuing operations before interest expense, leasing expense, provision for (benefit from) income taxes, depreciation and amortization and goodwill impairment. We believe that EBITDA is a commonly used measure of financial performance for valuing companies in our industry. EBITDA should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another. Forward-looking information concerning Hanover's 2004 net income, which we believe is the most directly comparable GAAP financial measure to Hanover's EBITDA is unavailable because the following items are significantly uncertain so as make a 2004 prediction inadvisable: interest expense, foreign currency translation, taxes, depreciation, selling, general, and administrative expense, mark to market of derivative related to the shareholder note and net results from and proceeds of the sale of our discontinued operations. The ultimate outcome of these uncertain items may have an impact on our net income.

(2) First quarter 2003 EBITDA included a $42.1 million estimated charge for the securities-related litigation settlement


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